Exhibit 99.1

                   VaxGen and Kaketsuken Announce Agreement to
                Make Potentially Safer Smallpox Vaccine for U.S.

BRISBANE, Calif., and Kumamoto, Japan - December 17, 2002 - VaxGen, Inc. (Nasdaq: VXGN) and the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) announced today that they have entered into initial agreements that will allow VaxGen to initiate development of Kaketsuken's attenuated smallpox vaccine for use in the United States. VaxGen believes that the vaccine, licensed in Japan in 1980, will have a better safety profile, yet be equally effective, compared to smallpox vaccines currently available in the United States.

The vaccine, LC16-Kaketsuken, already has been administered to approximately 50,000 Japanese children, in whom no serious side effects were observed. "... In a field trial of 50,000 persons, (the vaccine) was found to produce a markedly lower frequency of reactions than that noted for other strains" of vaccinia used to make smallpox vaccines, according to the authoritative reference, Vaccines. (Stanley A. Plotkin, M.D., and Walter A. Orenstein, M.D., 1999)

The vaccine gives a pock, or "take", at the site of injection at a rate similar to smallpox vaccines currently stockpiled in the United States. The "take" has long been accepted by public health authorities as evidence of successful immunization against smallpox. The vaccine is based on the LC16m8 clone of the internationally accepted Lister strain of vaccinia virus.

The agreement calls for VaxGen to initiate clinical trials with LC16-Kaketsuken in the U.S., which VaxGen expects to start early next year, subject to consent from the U.S. Food and Drug Administration (FDA). VaxGen will be responsible for clinical development and related activities necessary to meet the requirement for licensure through the FDA. VaxGen and Kaketsuken are currently negotiating the extension of their partnership to address vaccine supply and commercialization.

"LC16-Kaketsuken may offer a valuable alternative to conventional and new non-attenuated vaccines for protecting people against the threat of smallpox as a bioterrorist weapon," said Lance K. Gordon, Ph.D., VaxGen's chief executive. "We believe this vaccine could be an essential tool in the U.S. biodefense arsenal if it can be shown to meet U.S. requirements."

In a corporate statement, Kaketsuken added: "We look forward to working with VaxGen on this very important initiative. Through this partnership, we intend to make LC16-Kaketsuken available to the United States to help protect its citizens against the threat of smallpox."

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VaxGen will host a conference call and web cast today, Tuesday, December 17, at
11 a.m. EST to discuss its development plans with respect to LC16-Kaketsuken. Participants are asked to dial in five minutes before the start of the call. The following phone numbers will provide access to the conference call, the replay of which will be available through January 17, 2003.

         Live Call:        Domestic:                 1-800-915-4836
                           International:            1-973-317-5319
                           No passcode required.

         Replay:           Domestic:                 1-800-428-6051
                           International:            1-973-709-2089

                           Passcode:                 272509 required.

The accompanying webcast will be available under "Company Presentations" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then click on the webcast link to access the webcast. The webcast will be available for replay through January 17, 2003.

About VaxGen

VaxGen develops biologic products for the prevention and treatment of human infectious diseases with an emphasis on vaccines. VaxGen is the only company with HIV/AIDS vaccine candidates in Phase III clinical trials and is also developing anthrax and smallpox vaccines. VaxGen is also the largest shareholder of Celltrion, Inc., a joint venture created to provide manufacturing services, principally for products produced in mammalian cell culture, including its AIDS vaccines. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com. AIDSVAX(R) is a registered trademark of VaxGen.

About Kaketsuken

Kaketsuken is a Juridical Foundation which researches, develops, manufactures and supplies mainly biological products such as vaccines for humans, vaccines for animals, and blood plasma derivatives. Kaketsuken has pursued the preventive medicine fields of microbiology, immunology, and serology, towards the improvement of health and hygiene. In the field of human vaccines, Kaketsuken was the first to develop a genetically engineered recombinant Hepatitis B vaccine in 1988, and is currently manufacturing more than 10 kinds of vaccines for humans, such as Influenza and DTaP vaccine. Kaketsuken is also developing a therapeutic monoclonal antibody for HIV, a cell-cultured Japanese encephalitis vaccine and Influenza vaccine. Presently, Kaketsuken is a leading company in the fields of human vaccines, animal vaccines, and blood plasma derivatives in the Japanese market. For further information about Kaketsuken, please visit the company's web site at: www.kaketsuken.or.jp.

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Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the timing, and announcement of results, of either of our Phase III clinical trials; our beliefs regarding the future success of AIDSVAX, LC16-Kaketsuken and other products currently under development or proposed to be developed; our ability to commercialize AIDSVAX, LC16-Kaketsuken or any other vaccine or product; and the ability of our Celltrion joint venture to raise necessary funding for execution of its business plan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.